Exhibit 99.1

American Defense Systems Stock to Transition to OTCQB Marketplace

Lillington, NC December 1, 2011 — American Defense Systems, Inc. (“ADSI” or the “Company”) (NYSE Amex: EAG), a provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, today announced that the Company's securities will begin trading on the OTCQB Marketplace, effective December 1, 2011.  The Company’s common stock will trade under the symbol “ADFS” on the computerized OTCQB system. The transition to the OTCQB Marketplace follows an announcement by NYSE Amex LLC (NYSE Amex) that trading of the common stock of the Company will be suspended on NYSE Amex, with formal delisting to follow.

Operated by OTC Markets Group Inc., the OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission. Investors will be able to view stock quotes for the Company at http://www.otcmarkets.com.

The transition to the OTCQB Marketplace does not change the Company's obligation to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws.  .

As previously disclosed, on September 14, 2011, the Company received notice from NYSE Amex that the staff of NYSE Amex had determined that the Company has not made progress consistent with its previously announced Plan of Compliance (the “Plan”) and, accordingly NYSE Amex deemed it appropriate to initiate delisting proceedings with regard to the Company’s common stock (the “Determination”).  In accordance with Section 1203 and 1202(b) of the NYSE Amex Company Guide, the Company had a limited right to appeal the Determination.  The Company appealed the determination on November 11, 2011 before a NYSE Amex Panel (the “Panel”).  On November 22, 2011, the Company received notice from NYSE Amex that the Panel had affirmed the Staff’s determination to delist the common stock of the Company.  The Company has determined that it will not further appeal the Determination.

About American Defense Systems, Inc.

American Defense Systems, Inc. (ADSI) (NYSE Amex: EAG) offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for the mobile and fixed infrastructure physical security industry. For more information, visit the ADSI corporate Web site at www.adsiarmor.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. Forward-looking statements provide current expectations of future events based on certain assumptions and actual results could differ materially from those expected.   Forward-looking statements also include any statement that does not directly relate to any historical or current fact.  Information in this release regarding the transition from NYSE Amex to the OTCQB Marketplace, the timing of trading of and the prospects for a market developing for the Company’s securities on the OTCQB, are forward-looking statements. ADSI undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contacts:

Gary Sidorsky
Chief Financial Officer
American Defense Systems, Inc.
Tel 516.398.3664
gsidorsky@adsiarmor.com